Exhibit 15.1
Acknowledgment of Independent Registered Public Accounting Firm

We acknowledge our awareness of the use of our report dated April 29, 2021 related to our review of interim financial information of Kraton Corporation and subsidiaries, incorporated herein by reference.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Houston, Texas

May 24, 2021